FULTON FINANCIAL CORPORATION RESPONDS

TO INTRA-DAY VOLATILITY IN ITS SHARE PRICE

Company Release - 08/06/2007 15:53

LANCASTER, PA -- (MARKET WIRE) -- 08/06/07 -- Fulton Financial Corporation (NASDAQ: FULT) At approximately 12:15 p.m. today, Monday August 6th, Fulton Financial Corporation (Fulton) was informed that a rumor was circulating on an internet web site indicating that the company may have concerns regarding the liquidity position of one of its subsidiaries.

Specifically, the rumors appeared to relate to repurchase requests which have been received over the last several months by Fulton's subsidiary, Resource Bank, in connection with residential and home equity loans sold in the secondary market. The repurchase requests related to a product that is no longer offered by Resource and all material information regarding these requests has previously been publicly reported; there are no updates to the previously disclosed information. Fulton discussed all aspects of its operations with the investment community in its second quarter earnings release and at its 2nd quarter conference call on July 18, 2007 at 10:00 a.m. At an investor conference held last week, management provided updated information on the repurchase requests at Resource Bank. Current and prospective shareholders may listen to the call or conference on Fulton's website at www.fult.com.

The rumored information did not originate with Fulton and the ultimate source of the rumor is not known at this time.

"I want to assure all our shareholders that the capital and liquidity ratios of Fulton and each of its subsidiaries are strong," stated Fulton Financial Corporation Chairman, President and CEO, R. Scott Smith, Jr. "We took the unusual step of issuing this press release because, within the course of two hours, there was significant and atypical volatility in our stock price. That volatility has since dissipated."

Fulton is a Lancaster, Pennsylvania based $15.1 billion financial holding company operating 260 branches in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through 11 affiliate banks.

Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.

Safe Harbor Statement:

This news release may contain forward-looking statements about Fulton Financial Corporation's future financial performance. Forward-looking statements are encouraged by the Private Securities Litigation Reform Act of 1995.

Such forward-looking information is based upon certain underlying assumptions, risks and uncertainties. Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements. Risks and uncertainties that may affect future results include: pricing pressures on loans and deposits, actions of bank and non-bank competitors, changes in local and national economic conditions, changes in regulatory requirements, actions of the Federal Reserve Board, creditworthiness of current borrowers, the Corporation's success in merger and acquisition integration, and customers' acceptance of the Corporation's products and services.

Media Contact:

David Hostetter

717-291-2456